Exhibit 5

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of April 6, 2016, is by and between H.A., LLC (“H.A.”) and HMK Holdings, Inc. (“HMK”).

WHEREAS, each of the Managing Member of H.A. and the Board of Directors of HMK has authorized this transaction;

NOW, THEREFORE, the parties agree as follows:

1. Contribution. H.A. hereby makes a capital contribution to HMK consisting of 40 million shares of Class A Common Stock of Crown Media Holdings, Inc. (the “Shares”).

2. Restrictions on Shares. HMK hereby accepts the Shares and acknowledges that the Shares will continue to be subject to that certain Stockholders Agreement dated as of June 29, 2010, by and among Hallmark Cards, Incorporated, Crown Media Holdings, Inc., and other parties, and HMK agrees to sign a Joinder Agreement with respect thereto.

3. Stock Power. H.A. agrees to provide a Stock Power assigning the Stock to HMK or its designee as required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

H.A., LLC

By:	/s/ Dwight C. Arn
Title:	Vice President

HMK HOLDINGS, INC.

By:	/s/ Deanne R. Stedem
Title:	Vice President